Exhibit 5.1

[LETTERHEAD OF HEWITT INC.]

August 17, 2004

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, Illinois 60069

Re:	Registration Statement on Form S-4 (File No. 333-117326), as amended (the “Registration Statement”), with respect to shares to be issued pursuant to the Agreement and Plan of Merger, dated as of June 15, 2004, by and among Exult, the Company, and Eagle Merger Corp. (the “Merger Agreement”)

Ladies and Gentlemen:

I am acting in my capacity as the General Counsel of Hewitt Associates, Inc., a Delaware corporation (the “Company”), in connection with the registration of 23,416,139 shares of its common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Merger Agreement, as set forth in the Registration Statement that is being filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares are duly authorized and, when issued upon the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly, the opinions herein are limited to, the General Corporation Law of the State of Delaware as currently in effect, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. I express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares under the Securities Act and to the reference to me under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of such Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/S/ C. LAWRENCE CONNOLLY, III
C. Lawrence Connolly, III